Exhibit 99.1

Post Holdings Announces Early Results of the Previously Announced Cash Tender Offers and Increase in Size of New Incremental Term Loan Facility

St. Louis, Missouri - May 24, 2017 - Post Holdings, Inc. (NYSE:POST) (the “Company” or “Post”) today announced the early results as of 5:00 p.m. New York City time on May 23, 2017 (the “Extended Early Tender Deadline”) for its previously announced cash tender offer (the “2025 Notes Tender Offer”) for any and all of its 8.00% senior notes due 2025 (the “2025 Notes”), having an aggregate outstanding principal amount of $400.0 million. On May 22, 2017 the Company announced an extension of the deadline for holders of 2025 Notes to validly tender and not validly withdraw their 2025 Notes to receive a related consent payment to the Extended Early Tender Deadline.
The Company has accepted for purchase $262,422,000 (or approximately 65.6%) of the 2025 Notes and $650,979,000 (or approximately 81.4%) of its 7.75% senior notes due 2024 (the “2024 Notes”) pursuant to the previously announced cash tender offer for any and all of its 2024 Notes (the “2024 Notes Tender Offer”, and together with the 2025 Notes Tender Offer, the “Tender Offers”), having an aggregate principal amount of $800.0 million. The results of the early Tender Offers were announced on May 22, 2017 with no additional 2025 Notes tendered between then and the Extended Early Tender Deadline.
The Company also announced today that it increased the size of its previously announced new incremental term loan facility under its existing credit facility from $2.0 billion to $2.2 billion. The Company funded the payment of the tendered and accepted 2024 Notes and 2025 Notes with the net proceeds from the new incremental term loan facility, which the Company partially funded today in the amount of $1.2 billion. As previously announced, the Company intends to use the remaining net term loan proceeds, along with cash on hand, for the Company’s previously announced acquisition of Weetabix Limited.
Holders of 2024 Notes and 2025 Notes may still tender their 2024 Notes and 2025 Notes pursuant to the Offer to Purchase and Consent Solicitation dated May 8, 2017 (the “Offer to Purchase”) until midnight, New York City time, at the end of June 5, 2017, unless the Tender Offers are extended or earlier terminated by the Company (such time and date, as they may be extended or earlier terminated, the “Expiration Time”). The final settlement date for 2024 Notes tendered after May 19, 2017 and 2025 Notes tendered after May 23, 2017 but prior to the Expiration Time is currently expected to occur on June 6, 2017. Holders that validly tender their 2024 Notes after May 19, 2017 or 2025 Notes after May 23, 2017 but prior to the Expiration Time will not be entitled to receive the previously announced consent payment of $30.00 per $1,000 principal amount of 2024 Notes or 2025 Notes.
Credit Suisse is acting as the sole dealer manager for the Tender Offers. The information agent and tender agent is Global Bondholder Services Corporation. Copies of the Offer to Purchase, Letter of Transmittal and Consent and related tender offering and consent solicitation materials are available by contacting the information agent at (212) 430-3774 (banks and brokers) and at (866) 470-4500 (all others). Questions regarding the Tender Offers should be directed to Credit Suisse at (800) 820-1653.
The Company issued a notice of redemption on May 22, 2017 to redeem the remaining outstanding 2024 Notes pursuant to the redemption and satisfaction and discharge provisions of the indenture governing the 2024 Notes, as supplemented (the “Indenture”), at a redemption price pursuant to the terms of the Indenture, plus accrued and unpaid interest, if any, to the redemption date of June 7, 2017. At this time, the Company does not contemplate a redemption of any 2025 Notes that are not validly tendered in the 2025 Notes Tender Offer.
None of the Company, the dealer manager, the information agent and tender agent, or the trustee for the 2024 Notes and 2025 Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any 2024 Notes or 2025 Notes in response to the Tender Offers. Holders must make their own decision as to whether to tender any of their 2024 Notes or 2025 Notes and, if so, the principal amount of 2024 Notes or 2025 Notes to tender. This announcement is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. The

Tender Offers are being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the Tender Offers and Consent Solicitations, the new incremental term loan and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed transactions will be completed as anticipated or at all.
Contact:
Investor Relations
Brad Harper
brad.harper@postholdings.com
(314) 644-7626